Exhibit 99.3
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584

PRESS RELEASE

CONTACT:     Candace C. Formacek            RELEASE:    Immediately
Phone:    (804) 359-9311
Fax:    (804) 254-3584
Email:    investor@universalleaf.com

Universal Corporation Announces Agreement with Philip Morris International Inc. to Supply Philippine Tobaccos
Richmond, VA, February 6, 2019 / PRNEWSWIRE

George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation (NYSE:UVV) (“Universal”), announced today that the Company’s subsidiary, Universal Leaf Philippines, Inc. (“ULPI”) will be increasing its purchases of leaf tobaccos in the Philippines, as part of a new leaf supply arrangement for the Philippines with Philip Morris International Management SA (“PMIMSA”). Previously, PMFTC, Inc. (“PMFTC”), an affiliate of PMIMSA, purchased certain quantities of leaf tobaccos produced by their own contracted grower base and processed that tobacco in their own facility. Starting with the 2019 crop, PMFTC will purchase processed grades of tobacco from ULPI. The new arrangement is expected to provide important supply chain efficiencies and is indicative of PMIMSA’s and Universal’s strong commitment to the grower communities in the Philippines and PMIMSA’s intent to remain a major purchaser of Philippine-grown leaf tobacco. Universal initiated operations in the Philippines in the late 1960s.

Mr. Freeman stated, “We are very excited about this new opportunity to continue to meet the evolving needs of one of our long-standing global business partners, while expanding our leaf purchasing and grower support services in the Filipino grower communities. The expansion of direct contracting by ULPI will provide procurement synergies and economies of scale that will promote efficient leaf utilization of tobaccos supplied to PMFTC and our other customers, and will support the competitiveness of Philippine tobaccos in the global leaf markets. In addition, this new arrangement exemplifies our commitment to prioritize investments for the growth of our core tobacco business consistent with our capital allocation strategy.

“As the global leader in the supply of leaf tobacco, we are committed to the sustainability of our grower communities. We are well positioned to continue our support of the high standards of Good Agricultural Practices in the Philippines, including our commitment to our Agricultural Labor Practices (“ALP”) program. ALP is designed to further our corporate goals and the goals of our customers of progressively addressing and eliminating concerns found in agriculture with child and other labor issues, and achieving safe and fair working conditions on all farms from which we source tobacco. We are proud to improve the strength, efficiency, and security of the supply chain which is vital to our success and to the success of our customers.”

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2018, were $2.0 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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